PERSONAL AND CONFIDENTIAL

                                 October 7, 2000

Mr. Ronald E. Fenton
Chairman, Special Committee
Phoenix International Ltd., Inc.
c/o Mr. Bahram Yusefzadeh
Phoenix International Ltd., Inc.
500 International Parkway
Heathrow, Florida 32746

Dear Mr. Fenton:

         Reference is made to that certain letter agreement between PHOENIX INTERNATIONAL LTD., INC. (the "Company") and LONDON BRIDGE SOFTWARE HOLDINGS PLC. ("London Bridge") dated August 22, 2000 (as amended on September 22, 2000) relating to the exclusive discussions between the parties thereto concerning a proposed negotiated transaction (the "Exclusivity Agreement"). Capitalized terms used in this letter agreement but not defined have the respective meanings given to such terms in the Exclusivity Agreement.

         The parties hereto agree that the Exclusivity Period shall continue, without interruption, through October 31, 2000. Except as expressly set forth in this letter agreement, the remaining terms and conditions contained in the Exclusivity Agreement shall remain in full force and effect.

         The agreement set forth in this letter may be modified or waived only by a separate writing by the Company and London Bridge expressly modifying or waiving such agreement. It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         Please confirm your agreement with the foregoing by signing and returning one copy of this agreement, whereupon this agreement shall become a binding agreement between London Bridge and the Company.

                                      Very truly yours,

                                      LONDON BRIDGE SOFTWARE HOLDINGS PLC.



                                      By:    /s/ Jon Lee
                                            ------------------------------------
                                          Name:  Jon Lee
                                          Title: Chief Operating Officer

Accepted and agreed as of the date first written above:

PHOENIX INTERNATIONAL LTD., INC.

By:      /s/ Ronald E. Fenton
       ----------------------------------
     Name:   Ronald E. Fenton
     Title:  Chairman, Special Committee